EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (the “Contract”) provides the terms for Dusan Senkypl’s services as Chief Executive Officer of Groupon, Inc (“Groupon”) and was concluded on 1 May 2024.

BETWEEN:

(1) GROUPON MANAGEMENT, LLC, 35 W. Wacker, Floor 2500, United States of America, Registration Number: ###-##-####, Groupon Management, LLC – Czech Branch, having its registered office at Vrchlickeho 479/51, Kosire, 150 00 Praha 5 ICO: 19491450, DIC: CZ19491450, Company entered in the Commercial Register administered by the Municipal Court in Prague, File No. A 80386 (the “Employer”); and

(2) DUŠAN ŠENKYPL, residing at Jestřábí 493, Osnice, 252 42 Jesenice, Czech Republic, born on 13     September 1975 (the “Employee”)

(hereinafter referred to jointly as the “Parties” and individually as the “Party”)

1     Basic terms of employment

1.1     The Employee shall carry out work in the position of Chief Executive Officer of Groupon (“CEO”) and will report directly to Groupon’s Board of Directors (the “Board”).

1.2     In the role of CEO, Employee will have a fiduciary duty to Employer, and Groupon (and its other subsidiaries and affiliates) consistent with those provided for under the laws of the State of Delaware for an officer of a Delaware Corporation, details of such fiduciary duty have been described to the Employee by Groupon and the Employee acknowledges that he understands Employee’s obligations.

1.3     The Board will determine the job specifications of the Employee’s position. The Employee acknowledges that the Board is entitled to unilaterally change the Employee’s job specifications at any time.

1.4     The place of work is either Prague or Employee’s home address as stated above in this Contract, or from any other address that has been communicated by the Employee to the Employer as his new home address in writing. The Employee hereby agrees that in connection with the fulfilment of Employee’s work tasks, the Employer will require Employee to undertake business trips abroad including to Groupon’s Headquarters in Chicago, Illinois (U.S.). The Parties have agreed that for the purposes of the calculation of travel expenses to be reimbursed under Act no. 262/2006 Coll., the Labour Code (the “Labour Code”), the regular workplace of the Employee will be Prague, Czech Republic.

1.5     At all times, Employee agrees to abide by Groupon’s policies, procedures, and practices, including those contained in Groupon’s Global Code of Conduct and Insider Trading Policy, a copy of which has been provided to Employee. Employee also agrees that during Employee’s employment, Employee will: (i) devote Employee’s full professional time and attention to Groupon, and will no longer be responsible for the day-to-day management of Pale Fire Capital; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from Groupon’s Board of Directors or its designee; (iv) not serve on any other board of directors without prior written consent from Groupon’s General Counsel (or person acting in that role); and (iv) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.

1.6     By signing this Contract, the Employee declares that Employee has been acquainted with all rights and duties arising from this Contract, with the legal and financial terms of his employment, with the Employer’s internal regulations and with the relevant health and safety regulations. The Employee also confirms that he has received the above information from the Employer in writing.

2     Term of employment

2.1     The employment hereunder is created on 1 May 2023, which date is stipulated as the date of the commencement of employment (the “Start Date”).

2.2     The employment is concluded for indefinite period of time.

3     Working hours and rest period

3.1     The Employee’s working hours shall be distributed unevenly based on the Employer’s needs. A more specific schedule of working hours shall be determined by the Employer in an internal regulation or otherwise in line with the Labour Code provided that the average weekly working time does not exceed the statutory weekly working time for a period of no more than 26 consecutive weeks.

3.2     The Employee confirms that at the instruction of the Employer he is prepared to carry out overtime work which shall not exceed eight hours per week and 150 hours per calendar year.

3.3     In line with Section 114 (3) of the Labour Code. the Parties have agreed that the Employee’s Salary set out in Section 4.1 below was agreed while taking into account any potential overtime work comprising 150 hours per calendar year.

3.4     The Employer shall schedule work so that the Employee has continuous daily rest in accordance with Section 90 of the Labour Code, i.e., at least 11 hours in 24 consecutive hours or shorter as provide for by Section 90 (2) of the Labour Code.

3.5     The Employer shall schedule work so that the Employee has continuous weekly rest in accordance with Section 92 of the Labour Code, i.e., at least 24 hours of rest per week immediately following the 11 hours of rest following the end of the last shift of the week. The Employer may shorten this period in the situations provided for by Section 90 (2) of the Labour Code, provided that the period of continuous rest in the next week shall be extended by the period of such shortening. Where permitted by the operational reasons of the Employee's position, the Employer shall schedule uninterrupted weekly rest under this section to include Sundays.

4     Salary, other payments and benefits

4.1     The Employee shall be entitled to an annualized base salary in the amount of $150,000 USD (One Hundred Fifty Thousand USD) less withholdings and deductions for the work carried out hereunder (the “Salary”). The Salary shall be payable in equal monthly instalments at the latest on the 30th day of each calendar month following the month in respect of which the Salary is paid to the Employee, and will be converted to the local currency (CZK) at time of payment based on the exchange rate announced by the Czech National Bank on the date the monthly salary is due.

4.2     Subject to shareholders’ approval to increase the number of authorized shares at Groupon’s annual meeting on June 12, 2024, Employee will be eligible to earn 1,393,948 Performance Share Units (“PSU Target”), which will be granted by Groupon pursuant to the Groupon, Inc. 2011 Incentive Plan (“Plan”). The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award. The actual number of PSUs earned, if any, will be determined by the achievement of specific objectives and satisfying other conditions as determined by the Compensation Committee. The earned PSUs will be paid in shares of Groupon Common Stock.

4.3     Employee will continue to be eligible for the Severance Benefit Agreement (“SBA”) which Employee executed on 30 March 2023.

4.4     Employee is eligible to for an annual bonus equal to 100% of Employee’s Salary (“Target Bonus”), capped at 150% of the Target Bonus. The actual amount of any bonus, if any, will be based on specific performance objectives which will be certified by the Compensation Committee of the Board (“Compensation Committee”). Final determination of any bonus pay out is at the discretion of the Compensation Committee. As such, the bonus pay out is not guaranteed. Employee will separately receive the terms and conditions of Employee’s 2024 annual bonus.

4.5     The Employer shall pay from the Salary and other considerations granted to the Employee all deductions required under the applicable Czech laws. Further, the Employer may also withhold from the Salary and any other form of remuneration, all taxes required by federal, state, local or other laws of countries where the Employee travels for work. During the term of Employee’s employment, the Employee shall immediately inform the Employer of any changes which had or could have an impact on the advance payment of income tax in respect of income from “dependent activity” (in Czech: závislá činnost), social and health insurance and other similar payments.

4.6     The Employee has agreed with the Employer that the Employee’s Salary, as well as any other remuneration paid on the basis of or in line with this Contract, net of any potential deductions and other payments, paid to the Employee on the basis of or under this Contract, will be remitted to the Employee’s bank account maintained by a Czech bank, of which the Employee shall inform the Employer in writing within five (5) working days of the date of the commencement of the Employee’s employment hereunder.

4.7     The Parties have agreed that any benefit or consideration of any kind provided by the Employer to the Employee (even if provided repeatedly) on top of this Contract and/or the Employer’s internal regulations (including any and all benefits and other considerations, right to which follows from stipulations of this Contract and/or the Employer’s internal regulations, in respect of which it is stipulated that their provision depends on the will of the Employer) shall not establish any right of the Employee to such benefits or other considerations being provided in the future. The Employer is in line with procedures stipulated by the Labour Code entitled to modify or cancel provision of such benefits or other considerations at any time.

5     Annual leave

5.1     The Employee shall be entitled to five (5) weeks (i.e. 25 working days) of annual leave per calendar year. The use of leave by the Employee that is longer than 10 business days must be determined or approved by the Board.

6     Sick days

6.1     The Employee shall be entitled to 5 (five) sick days (i.e. absence due to medical reasons without the necessity to present any confirmation obtained from a physician) per calendar year.

6.2     The Employee shall be entitled to full compensation of Employee’s Salary for the days on which Employee is absent from work due to his use of such sick days.

7     Business trips, reimbursement of costs

7.1     The Employee shall be entitled to the reimbursement of travel expenses which he incurred during a business trip and to the reimbursement of other legitimately incurred costs connected with the performance of the Employee’s job hereunder.

7.2     All costs shall be reimbursed to the Employee by the Employer against the presented relevant receipts and invoices and in line with the relevant legal regulations and the Employer’s internal regulations.

8     Personal data protection

8.1     In relation to the performance of this Contract, the Employer processes personal data of the Employee, which were provided to the Employer by the Employee or which are acquired by the Employer from other sources. Such personal data is processed for the purpose of performance of the Employer’s obligations under this Contract or relevant statutory obligations, and for the purpose of pursuing legitimate interests of the Employer.

8.2     The Employer will process the personal data in line with the Notice on Personal Data Processing which was provided to the Employee together with the signing of this Contract.

8.3     The Notice on Personal Data Processing provides the Employee with required information relating to the processing of his personal data by the Employer in relation to the Employee’s employment, including information about the Employee’s rights (in particular the right to access personal data and correction thereof and in certain situation the right to have his personal data deleted or transferred, request that the scope of processing be limited and the right to raise objection related to processing thereof), retention periods for relevant personal data and the Employer’s obligations related to personal data processing.

9     Termination of employment

9.1     This employment may be terminated by agreement between the Parties, by notice of termination or by immediate cancellation, provided that in all these instances the conditions set out in this Contract and the Labour Code have been fulfilled.

9.2     Either of the Parties may terminate the employment by serving two (2) months notice. Such notice must be given in writing and served on the other Party - otherwise it shall not be taken into account. If, at any time during the two (2) months notice period, the Employee is no longer providing material services to Groupon, the non-working notice period shall be deducted from any severance payments owed under the SBA. The determination of whether Employee is providing materials services to Groupon will be determined in Groupon's sole discretion. The Employee does not have to give any reason; however, the Employer may terminate the employment only in line with the provisions of Section 52 of the Labour Code and in all instances must state the reason in the notice of termination. The notice period shall start to run on the first day of the calendar month following the serving of notice of termination and end upon the expiry of the last day of the relevant calendar month.

9.3     Upon the termination of employment hereunder for any reason or at any earlier time upon the Employer’s request, the Employee shall return all materials and tools entrusted to him/her or otherwise belonging to the Employer without undue delay (at the latest on the day of the termination of employment) to the Employer in perfect condition (apart from the usual wear and tear). The same applies to all documents and/or electronic data concerning the Employer.

10     Final provisions

10.1     Any potential invalidity, ineffectiveness or unenforceability of any provision hereof shall have no effect on the validity, effectiveness or enforceability of other provisions hereof. The Parties undertake to replace an invalid, ineffective or unenforceable provision with a new provision whose wording should correspond to the intent of the original provision and this Contract as a whole.

10.2     Any overlooking or forgiveness by any Party of any failure to perform, breach, delay or failure to observe any duty arising hereunder shall not constitute a waiver of such a duty with regard to its continuing or any subsequent failure to perform, breach or failure to observe such duty and no such waiver shall be deemed effective if not expressed in writing in respect of each individual case.

10.3     Except as provided in Section 1.2 of his Contract, this Contract and relationships arising hereunder shall be governed by the Labour Code and other Czech laws.

10.4     Any changes hereto must be made in writing in the form of numbered amendments signed by both Parties. Amendments made via e-mail or other means of electronic communication shall not be deemed as having been made in writing.

10.5     The Employee acknowledges that all regulations and internal document noted in this Contract have been provided to him in writing as of execution of this Contract.

10.6     The Employee acknowledges that Employee continues to be bound by the Confidentiality, Intellectual Property, and Restrictive Covenants Agreement which Employee executed on 30 March 2023.

10.7     This Contract shall become valid and effective on the date of signature by both the Parties.

10.8     This Contract has been made in two (2) originals in English. Either Party shall obtain one (1) original of the Contract. The Employee hereby confirms that he has sufficient understanding of English language to fully understand the whole contents of this Contract.

10.9     The Parties declare that they have read this Contract and agree with its wording. In witness whereof, the Parties affix below their signatures as an expression of their true and free will.

10.10     Reference is made to the Indemnification Agreement between Employee and Groupon (the “Indemnification Agreement”). The Parties acknowledge and agree that all rights and benefits of the Employee under the Indemnification Agreement, including, without limitation, rights to indemnification, advancement of expenses, expense reimbursement and insurance, shall apply to any action of inaction of Employee in connection with his services under this Contract. The Employer agrees to pay or cause Groupon to pay on behalf of the Employee the reasonable legal and other outside advisors’ fees incurred by the Employee in connection with this Contract and any other agreements between Employee (or any affiliate of Employee) and the Employer or Groupon; provided, however, hat the aggregate amount payable by the Employer and Groupon hereunder and any other such agreement shall not exceed $40,000 without the Employer’s consent.

In Chicago, Illinois (U.S.)	In Prague (CZ)

GROUPON MANAGEMENT, LLC	Employee

/s/ Meagan LeGear	/s/ Dusan Senkypl
Name: Meagan LeGear	Name: Dusan Senkypl
Position: VP, Deputy General Counsel